UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2010
CELANESE CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-32410	98-0420726

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1601 West LBJ Freeway, Dallas, Texas 75234-6034
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 443-4000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On February 1, 2010, Celanese Corporation (the “Company”) issued a Notice of Redemption, which is attached as Exhibit 99.1 and incorporated herein by reference, to the holders of its 4.25% Convertible Perpetual Preferred Stock (the “Preferred Stock”), notifying such holders that the Company has elected to redeem all of its outstanding shares of Preferred Stock on February 22, 2010 for a redemption price of $25.06 per share of Preferred Stock, which represents an amount equal to the Liquidation Preference of $25.00 per share of Preferred Stock, plus accumulated and unpaid dividends up to, but excluding, the date of redemption, of $0.06. The redemption price will be paid in shares of the Company’s Series A Common Stock (the “Common Stock”). Each share of Preferred Stock will be redeemed for a number of shares of Common Stock equal to (i) the redemption price divided by (ii) 97.5% of the average closing price of the Common Stock for the ten trading days ending on the fifth trading day prior to the date of redemption. The Company will pay cash in lieu of any fractional shares of Common Stock due to holders of shares of Preferred Stock as a result of the redemption. Holders of Preferred Stock are also entitled to convert their shares of Preferred Stock into Common Stock prior to the date of redemption, as more fully described in the Notice of Redemption.
     On February 1, 2010, the Company issued a press release regarding the Notice of Redemption, which is attached as Exhibit 99.2 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Notice of Redemption of the Company’s 4.25% Convertible Perpetual Preferred Stock, dated February 1, 2010.

99.2	Press release, dated February 1, 2010, relating to the Notice of Redemption of the Company’s 4.25% Convertible Perpetual Preferred Stock.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELANESE CORPORATION
By:	/s/ Robert L. Villaseñor
	Name:	Robert L. Villaseñor
	Title:	Associate General Counsel and Assistant Secretary

Date: February 1, 2010

EXHIBIT INDEX

Exhibit Number	Description
99.1	Notice of Redemption of the Company’s 4.25% Convertible Perpetual Preferred Stock, dated February 1, 2010.

99.2	Press release, dated February 1, 2010, relating to the Notice of Redemption of the Company’s 4.25% Convertible Perpetual Preferred Stock.

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